Filed with the Commission on: __________       SEC File No.: 333-______________




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            ONSITE ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)



             Delaware                                    33-0576371
---------------------------------                --------------------------
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)


             701 Palomar Airport Road, Suite 200, Carlsbad, CA 92009
                    (Address of Principal Executive Offices)



                             1993 Stock Option Plan
                           Non-Plan Option Agreements
                            Onsite Energy 401(k) Plan
                            -------------------------
                            (Full title of the Plans)


                               Richard T. Sperberg
                       701 Palomar Airport Road, Suite 200
                               Carlsbad, CA 92009
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (760) 931-2400
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)



                                             CALCULATION OF REGISTRATION FEE


========================= ======================= ======================= ======================= ======================
                                                     Proposed maximum
 Title of each class of                               offering price         Proposed maximum
       securities                 Amount                per share           aggregate offering          Amount of
    to be registered         to be registered                                     price             registration fee
------------------------- ----------------------- ----------------------- ----------------------- ----------------------

Class A Common Stock            1,400,000              $ 0.0665(1)               $ 93,100                $ 8.57
underlying the 1993
Stock Option Plan
------------------------- ----------------------- ----------------------- ----------------------- ----------------------

Class A Common Stock            2,792,806              $ 0.0665(1)             $185,721.50               $ 17.09
underlying the 401(k)
Plan
------------------------- ----------------------- ----------------------- ----------------------- ----------------------

Class A Common                   765,126               $ 0.0665(1)              $50,880.88               $ 4.68
Stock underlying
Non-Plan Option
Agreements
------------------------- ----------------------- ----------------------- ----------------------- ----------------------

Total                                                                          $329,702.38               $ 30.34

========================= ======================= ======================= ======================= ======================

     (1) Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average of the high of $0.08 and low price of $0.053 per share of the common stock of Onsite Energy Corporation on March 25, 2002, as reported by the OTC Bulletin Board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Securities and Exchange Commission rules and regulations allow us to "incorporate by reference" the information that we file with the Securities and Exchange Commission. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file in the future with the Securities and Exchange Commission will automatically update and supersede this information. We have filed the following documents with the Securities and Exchange Commission and the information contained in those documents is incorporated by reference into this registration statement:

     1. Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001;

     2. Registrant's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2001 and December 31, 2001;

     3. Registrant's Proxy Statement for the Annual Meeting held on December 6, 2001; and

     4. The Description of Securities in Item 1 of the Registration Statement on Form 8A for registration of the Registrant's common stock pursuant to
     Section 12(g) of the Exchange Act.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, following the date of this registration statement and prior to the termination of this offering will be deemed to be incorporated by reference into this registration statement and will be made a part of it from the date of filing with the Securities and Exchange Commission.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein modifies or replaces such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

Item 4. Description of Securities.

     The Registrant's Class A Common Stock to be offered under this registration statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     The Registrant is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power to indemnify its directors, officers, employees and agents from expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, in which such person is involved by reason of the fact such person were or are directors, officers, employees or agents of the Registrant, provided that such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such person may not be indemnified if the person has been adjudged liable to the corporation in the performance of such person's duties to the corporation, unless the Court of Chancery or the court in which such action or suit was brought determines that, in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. To the extent that such person has been successful on the merits or otherwise in defense of any proceeding, the General Corporate Law of the State of Delaware provides that such person shall be indemnified against expenses (including attorney's fee) reasonably and actually incurred. The Certificate of Incorporation and the Bylaws of the Registrant provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or stock redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains such a provision.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number                       Description of Exhibit
--------------                       ----------------------
     4.1                             1993 Stock Option Plan, as amended on
                                     January 11, 2001.(1)

     4.2                             Non-Qualified Stock Option Agreement
                                     [form of].

     5.1                             Opinion of Bartel Eng & Schroder dated
                                     March 27, 2002.

     23.1                            Consent of Bartel Eng & Schroder is
                                     contained in Exhibit 5.1.

     23.2                            Consent of Hein + Associates, LLP,
                                     independent accountants.

(1) Incorporated by reference from the Company's proxy statement for the meeting held on January 11, 2001 (File No. 001-12738)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which the Registrant offers or sells securities, a post-effective amendment to this registration statement to:

            *                *                 *                 *

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of such securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            *                *                 *                 *

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than for the payment of expenses by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant's counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on March 25, 2002.

                           ONSITE ENERGY CORPORATION,
                           a Delaware corporation



                           By:/s/ Richard T. Sperberg
                              --------------------------------------------------
                              Richard T. Sperberg,
                              President and Chief Executive Officer
                              (Principal Executive Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.


Dated: March 26, 2002     By:/s/ Richard T. Sperberg
                              --------------------------------------------------
                              Richard T. Sperberg, President,
                              Chief Executive Officer and Director
                              (Principal Executive Officer)

Dated: March 26, 2002     By:/s/ Charles C. McGettigan
                              --------------------------------------------------
                              Charles C. McGettigan, Director


Dated: March 27, 2002     By:/s/ H. Tate Holt
                              --------------------------------------------------
                              H. Tate Holt, Director


Dated: March 26, 2002     By:/s/ Frank J. Mazanec
                              --------------------------------------------------
                              Frank J. Mazanec, Director


Dated: March 26, 2002     By:/s/ Paul E. Blevins
                              --------------------------------------------------
                              Paul E. Blevins, Chief Financial Officer
                              (Principal Accounting Officer and
                              Principal Financial Officer)